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                       CONSENT OF INDEPENDENT ACCOUNTANTS


To the Board of Trustees of AIM Investment Funds:

RE:      AIM Developing Markets Fund
         AIM Eastern Europe Europe Fund

         We hereby consent to the incorporation by reference of our reports dated December 11, 1998 and December 18, 1998 for the AIM Developing Markets Fund and Eastern Europe Fund, respectively, on our audits of the financial statements and financial highlights of the above referenced funds, as of October 31, 1998, which are incorporated by reference into this AIM Investment Funds' Registration Statement on Form N-14 under the Securities Act of 1933, as amended. We also consent to the references to our Firm under the caption "Financial Highlights" and as "Experts" under the caption "Financial Statements."



                                        PRICEWATERHOUSECOOPERS LLP



Boston, Massachusetts
May 28, 1999